Exhibit 5.1

Dentors US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T +1 212 398 5787 F +1 212 768 6800

March 20, 2014

Amber Road, Inc.

One Meadowlands Plaza

East Rutherford, NJ 07073

Re:	Amber Road, Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined (i) the Registration Statement on Form S-1, File No. 333-193858, as amended (the “Registration Statement”), of Amber Road, Inc., a Delaware corporation (the “Company”), originally filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering of up to 7,500,300 shares of the Company’s common stock (the “Common Stock”), par value $0.001 per share, including shares of Common Stock to be sold by the Company and additional shares of Common Stock to be sold by certain selling stockholders and (ii) the registration statement on registration statement on Form S-1 filed with the Commission on March 20, 2014 pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement”) relating to the offering of up to an additional 999,999 shares of Common Stock to be sold by certain selling stockholders, including 130,434 shares of Common Stock for which the underwriters have been granted an option to purchase (the “Selling Stockholder 462(b) Shares”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Selling Stockholder 462(b) Shares have been duly authorized by the Company, and the Selling Stockholder 462(b) Shares are validly issued, fully paid and non-assessable.

This opinion is limited to the effect of the current state of the General Corporation Law of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ DENTONS LLP